Exhibit 5.2

September 3, 2021

Tristar Acquisition I Corp.

P.O. Box 709

Second Floor

Willow House

Grand Cayman KY1-1107

Cayman Islands

Dear Ladies and Gentlemen

We have acted as special counsel as to Cayman Islands law to Tristar Acquisition I Corp. (the “Company”) in relation to the Company’s registration statement on Form S-1, including all amendments and supplements thereto (including its exhibits, the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933, as amended (the “1933 Act”) for the purposes of registering with the SEC under the 1933 Act, the offering and sale to the public of:

1.	Up to 20,000,000 units of the Company, including the underwriter’s over-allotment option to purchase an additional 3,000,000 units, (collectively, the “Units”), each Unit consisting of:

a.	One Class A ordinary share of a par value of US$0.0001 per share of the Company (the “Class A Shares”); and

b.	One-half of one redeemable warrant, each whole warrant being exercisable to purchase one Class A Share (the “Warrants”);

2.	All Class A Shares and Warrants issued as part of the Units; and

3.	All Class A Shares that may be issued upon exercise of the Warrants included in the Units.

This opinion letter is given in accordance with the terms of the “Legal Matters” section of the Registration Statement.

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3 September 2021

DOCUMENTS EXAMINED

For the purpose of this opinion, we have examined and relied upon the originals and copies, certified or otherwise, of the following documents:

(i)	the Registration Statement filed with the SEC as at the date hereof;

(ii)	a draft of the form of Unit certificate representing the Units (the “Unit Certificate”);

(iii)	a draft of the form of warrant agreement and the warrant certificate constituting the Warrants (the “Warrant Documents”);

(iv)	a draft of the underwriting agreement between the Company and the Representative (the “Underwriting Agreement”),

(the	Warrant Documents and the Underwriting Agreement, together the “Agreements”);

(v)	the Certificate of Incorporation of the Company dated 5 March 2021;

(vi)	the resolutions of the board of directors of the Company dated 5 March 2021 (the “Resolutions”);

(vii)	the corporate records of the Company as maintained at its registered office in the Cayman Islands;

(viii)	the draft amended and restated memorandum and articles of association of the Company (the “Articles”);

(ix)	a Certificate executed by a director of the Company dated the date hereof, a copy of which is appended to this opinion letter (the “Directors Certificate”);

(x)	a Certificate of Good Standing in relation to the Company issued by the Registrar of Companies in and for the Cayman Islands (the “COGS”),

(together,	the “Documents”).

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3 September 2021

ASSUMPTIONS

This opinion letter, and the legal opinions contained herein, are given only as to circumstances and matters of fact existing and known to us at the date hereof. This opinion letter is governed by and shall be construed in accordance with the laws of the Cayman Islands in force as at the date of this opinion letter. In giving this opinion letter, we have relied (without further verification) on the Documents and have assumed without enquiry or independent verification the following:

(a)

the genuineness of all signatures and seals, the authenticity and completeness of all Documents submitted to us as originals or copies, and the conformity to original Documents of all copies examined by us (whether or not certified);

(b)

the capacity, power and authority of the parties under all relevant laws and regulations (other than, in the case of the Company, the laws of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Documents;

(c)	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Units, the Warrants or the Class A Shares;

(d)

the accuracy and completeness of all factual statements, representations and warranties made in the Documents and other documents examined by us and that all opinions expressed therein (if any) are made in good faith and reached after due consideration;

(e)

that there is no contractual or other prohibition (other than any arising under the laws of the Cayman Islands) binding on any party (including the Company) prohibiting it from entering into and performing its obligations under the Documents to which it is a party;

(f)

that the Agreements have been or will be duly authorised, executed and unconditionally delivered by or on behalf of the parties thereto (other than the Company) and are legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the “Governing Law”) and all other relevant laws (other than the laws of the Cayman Islands);

(g)	that there is no provision of the laws of any jurisdiction (other than the Cayman Islands) which would or might have any implication in relation to the opinions expressed herein;

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3 September 2021

(h)

the choice of the Governing Law to govern the Agreements has been made for bona fide purposes and will be regarded as a valid and binding choice, as a matter of the Governing Law and all other relevant laws (other than the laws of the Cayman Islands);

(i)

the submission of the parties to the Agreements to the jurisdiction of the courts of the State of New York or the United States District Court for the Southern District of New York, will be regarded as a valid and binding submission, as a matter of the Governing Law and all other relevant laws (other than the laws of the Cayman Islands);

OPINIONS

Based upon and subject to the foregoing and subject to the reservations and qualifications mentioned below and to any matters not disclosed to us, we are of the opinion that:

1.

The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies pursuant to the provisions of the Companies Act.

2.

The Class A Shares to be offered and issued by the Company as contemplated by the Registration Statement (including the issuance of Class A Shares upon the exercise of the Warrants in accordance with the Warrant Documents) have been duly authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement (including the issuance of Class A Shares upon the exercise of the Warrants in accordance with the Warrant Documents), such Class A Shares will be validly issued, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the Register of Members.

3.

The execution, delivery and performance of the Unit Certificate and the Warrant Documents have been authorised by and on behalf of the Company and, once the Unit Certificate and the Warrant Documents have been executed and delivered by any director or duly authorised officer of the Company, the Unit Certificate and the Warrant Documents will be duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

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3 September 2021

RESERVATIONS AND QUALIFICATIONS

Our opinions are subject to the following reservations and qualifications:

A.

The term “enforceable” as used above means that the obligations assumed by the Company under the Documents are of a type that the courts of the Cayman Islands will enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with its terms. In particular:

(i)

enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(ii)

enforcement may be limited by general principles of equity—for example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(iii)	enforcement may be limited by the principle of forum non conveniens or analogous principles notwithstanding any purported waiver of such principles by any of the parties;

(iv)	claims may become barred under the statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;

(v)

where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction or in the Cayman Islands; and

(vi)

we reserve our opinion as to the enforceability of the relevant provisions of the Documents to the extent that they purport to grant exclusive jurisdiction to the courts of a particular jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions.

B.

Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar. The Company shall be deemed to be in good standing under Section 200A of the Companies Act on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar has no knowledge that the Company is in default under the Companies Act.

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3 September 2021

C.	Under Cayman Islands law, the Register of Members is prima facie evidence of title to shares and this register would not record a third party interest in such shares.

D.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion letter or otherwise with respect to the commercial terms of the transactions the subject of this opinion letter.

E.

In this opinion, the phrase “non-assessable” means with respect to fully paid shares in the Company, that a member of the Company shall not, by virtue solely of its status as a member of the Company, be liable for additional assessments or calls on the shares by the Company or its creditors (save in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may prepared to look through the corporate veil.

F.	Notwithstanding any purported date of execution of the Agreements, the rights and obligations therein contained take effect only on the actual execution and delivery thereof.

G.

We are attorneys-at-law in the Cayman Islands and this opinion is confined to and given on the basis of the laws of the Cayman Islands in force and currently applied by the courts of the Cayman Islands as at the date hereof. We have made no investigation and express no opinion as to the laws of any jurisdiction other than the Cayman Islands, including any references to foreign statutes in the Documents.

H.

We express no opinion as to the commercial terms of the Documents or whether such terms represent the intentions of the parties and make no comment with regard to the representations and warranties that may be made by or with respect to the Company.

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3 September 2021

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to Collas Crill under the heading “Legal Matters” in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC.

Yours faithfully

/s/ Collas Crill

Collas Crill

Our Ref: ADS/50001107.0001

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3 September 2021

APPENDIX

Tristar Acquisition I Corp.

(the “Company”)

3 September 2021

Collas Crill

Second Floor

Willow House

Cricket Square

PO Box 709

Grand Cayman KY1-1107

Cayman Islands

(“CC”)

Dear Sirs,

Directors Certificate

I, William M. Mounger II, being a director of the Company, are aware that CC is being asked to provide a legal opinion (the “Opinion”) in connection with certain Agreements to be entered by the Company.

Capitalised terms used in this certificate have the meaning given to them in the Opinion.

I hereby certify, in my capacity as a director of the Company, that:

1.	The Articles remain in full force and effect.

2.	The Company has not entered into any mortgages or charges over its property or assets.

3.

The Resolutions are a true, correct, full and accurate record of the resolutions duly adopted by the directors of the Company in the manner prescribed in the Articles and have not been amended or revoked in any way.

4.	The sole director of the Company at the date hereof is William M. Mounger II.

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3 September 2021

5.

The corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects and constitute a complete and accurate record of the business transacted and resolutions adopted by the Company and all matters required by law and the Articles to be recorded therein are so recorded.

6.

The Company’s minute book as maintained at its registered office in the Cayman Islands contains and accurately records copies of (i) all shareholder resolutions signed and minutes of meetings of shareholders held up to and including the date of the Opinion and (ii) all directors resolutions signed and minutes of meetings of directors held up to and including the date of the Opinion.

7.

Prior to, at the time of, and immediately following execution of the Agreements the Company was able to pay its debts from its own monies as they fell due and entered into the Agreements for proper value and not with an intention to defraud or hinder its creditors or by way of fraudulent preference.

8.	No disposition of property effected by the Agreements is made wilfully to defeat an obligation owed to a creditor and at an undervalue.

9.	The Register of Mortgages and Charges maintained by the Company at its registered office accurately records the mortgages and charges specifically affecting property of the Company.

10.

All the Directors consider the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and have acted bona fide in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions the subject of the Opinion.

11.

There are no records of the Company, agreements, documents, arrangements other than the documents expressly referred to in the Opinion as having been examined by CC which materially affect, amend or vary the transactions envisaged in the Registration Statement or restrict the powers and authority of the Directors in any way or which would affect any opinion given in the Opinion.

12.

No steps have been taken to wind up the Company, nor has any receiver been appointed over any of the Company’s property or assets, and no action or event (including the expiry of a time period) has taken place which causes the dissolution or winding up of the Company.

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3 September 2021

13.

To the best of my knowledge and belief, having made due enquiry, there are no circumstances or matters of fact existing that may form the basis for an application for an order for rectification of the Register of Members of the Company.

14.	The Registration Statement has been, or will be, duly authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws.

15.	No invitation has been or will be made to the public in the Cayman Islands in respect of the sale or subscription of the Units and or the class A Shares.

16.	The Class A Shares to be issued pursuant to the Registration Statement have been, or will be, duly entered and will continue to be entered, in the Company’s Register of Members.

17.	There is no contractual or other prohibition or restriction binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents.

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3 September 2021

I confirm that you may continue to rely on this Certificate as being true and correct on the day that CC issues the Opinion unless I shall have previously notified you personally in writing to the contrary.

Yours faithfully,

/s/ William M. Mounger II

Name: William M. Mounger II

Title: Director